CERTIFICATE OF FORMATION

OF

BLUE RIDGE HOLDING LLC

The undersigned authorized person, desiring to form a limited liability company pursuant to the Delaware Limited Liability Company Act, as amended, hereby certifies as follows:

FIRST. The name of the limited liability company is Blue Ridge Holding LLC (the "Company").

SECOND. The address of the Company's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. The formation of the limited liability company will be effective on January 1, 2018.

IN WITNESS WHEREOF, the undersigned, as authorized representative of the Company, has executed this Certificate of Formation as of December 7, 2017.

By:    /s/ Mark Lightfoot
Mark Lightfoot,
Authorized Representative

Step 2c – Certificate of Formation of BRH